EXHIBIT 99.1

ATRIUM COMPANIES, INC.

Third Quarter Earnings Conference Call

“Atrium 3rd Quarter Earnings”
October 29, 2003
10:30 a.m. CST

Corporate Participants

JEFF L. HULL
Atrium Companies, Inc. – President, CEO and Director

ERIC W. LONG
Atrium Companies, Inc. – EVP and CFO

Conference Call Participants

ROBERT MANOWITZ
UBS Warburg Read

MICHAEL KENDER
CITI Group

JOHN SYKES
Nomura

CATHY NOLAN
Salomon Asset Management

KEVING ENG
KBC Financial Products

LARRY CLARK
Trust Company of the West (TCW)

Presentation

Moderator	Ladies and gentlemen, thank you for standing by. Welcome to the Atrium Third Quarter Earnings and Transaction Overview conference call. At this time all participants are in a listen-only mode. Later we will conduct a question and answer session. As a reminder, this conference call is being recorded.

I would now like to turn the conference over to your host, President and CEO, Jeff Hull, and CFO, Eric Long. Gentlemen, please go ahead.

J. Hull	Good morning to everyone. Thank you for joining us for this call today. I would like to begin with the Safe Harbor reading. This conference call contains forward-looking statements within the meaning of the Section 27-A of the Securities Act of 1933 and Section 21-E of the Securities Exchange Act of 1934.

These forward-looking statements involve substantial risk and uncertainties relating to the company that are based on the beliefs of the management team. When used in this call the words anticipate, believe, estimate, expect, intend, or similar expressions, as they relate to the company or the company’s management, identify forward-looking statements.

Such statements reflect the current views of the company with respect to the risks and uncertainties regarding the operations and the results of the operations of the company, as well as its customers and suppliers, including as a result of the availability of consumer credit, interest rates, employment trends, changes in consumer confidence, changes in consumer preferences, national and regional trends and new housing starts, raw material costs, pricing pressures, and shift in market demand, as well as general economic conditions.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected, or intended.

Again, good morning to everybody and thank you for joining us. This morning I’d like to first provide a summary of our third quarter and year-to-date financial results. As normal, we’ll provide insight to the various income statement categories and line items.

Second, I’d like to provide an overview of the acquisition activity that we’ve undertaken this year, including the recent acquisition that we completed on October 1st.

Eric will also provide an overview of our balance sheet, our working capital status at the end of the third quarter, the debt and liquidity levels, as well as the credit statistics. Then, lastly, I’m very happy, as most of you have seen, we issued a press release last night to report the signing of a definitive purchase and sale agreement to sell the company to an investor group led by Kenner and Company, a private equity group based in New York.

We’ll go over the key aspects of the transaction at the end of the call, including an overview of the transaction, an overview of Kenner, the expected sources and uses of the transaction and the estimated credit statistic. We’ll then follow that up with our normal Q&A session, which will include both Q&A on the quarterly earnings, as well as the transaction itself.

First, I’d like to begin with an overview of the third quarter financial results and I’ll start with the quarter and follow that up by year-to-date results. In terms of sales for the quarter, sales increased from $144.8 million in ‘02 to $166.9 million. This represented a change of $22.1 million, which represented an increase in percentage of 15.3%

Certainly part of that increase is part of the acquisitions that we completed earlier in the year, but we’ve also had a very strong year in all of the divisions that we have out there. We’ve actually seen growth in our vinyl division, our aluminum division, as well as our aluminum extrusion and our Darby installation business. So we’ve seen growth across all of our business units for the majority of the year.

In terms of cost of goods sold, cost of goods sold as a percentage of sales, increased on the material side from 39% in ‘02 to 39.1% in ‘03. This is a little bit skewed because of the acquisitions. If you looked at that on a pro forma basis, you would actually see a slight decline from 40.4% in 2002 to 39.1% in 2003. So we’ve actually been able to continue to leverage our raw material cost and drive those costs down as we’ve been doing for the last year or two.

On the direct manufacturing expense side we’ve seen an increase from ‘02 of 27.3% to 28% of sales in ‘03. This has been consistent with our prior quarter calls that we’ve had in terms of increases in health cost and property and casualty insurances, as well as some increase in our labor costs. The trends are pretty consistent with what we’ve seen over the last 12 to 15 months, but they are slightly higher than they were on a year-over-year basis.

As we get down into operating expenses, normally we break out the three major categories, which are delivery, G&A, and selling, and we’ve had positive trends in virtually every one of these categories. In the delivery expense we’ve seen delivery decline from 6.6% of sales to 6.3% of sales on a year-over-year basis. General and administrative expenses have declined from 8.2% of sales to 7.6%, and selling expense has actually been flat at approximately 6.2% of sales. As you know, most of our selling expense is variable, because it’s primarily commission-based. So that normally floats pretty steady with the sales volume, but we’ve started to get some of the leverage out of the G&A category with the reduction from 8.2% to 7.6%

We did have a small special charge in this quarter of $375,000. That was related to the final litigation associated with the Wing divestiture that we had in 2000 and we should have all of those expenses settled, and don’t expect any more costs from that divestiture. So we’re pleased to have that behind us.

On the interest expense side, interest continued to decline, it declined from $8.9 million in the quarter ended 2002 to $8.3 million. Obviously this is a result of our continued pay-down of debt and even though that we’ve acquired two different acquisitions for proceeds of $9 million this year, we’ve continued to pay down debt, which is certainly driving interest expense down as well.

As we’ve discussed in prior quarters also, and Eric will discuss it later, we’ve really swapped out our interest cost for fixed versus floating. So we really haven’t benefited from the decline in rates, although that interest rate swap will roll off in November so we should actually see this start to decline further. In terms of net income, net income increased approximately $2.95 million from $7.9 million to $10.9 million on a year-over-year basis. All of that is a function of the reduced expenses, as well as the growth in the sales categories.

As far as EBITDA goes, EBITDA increase $3.4 million, which is a 16% increase from $21.4 million in 2002 to $24.8 million. As you saw in our press release, approximately $700,000 of this $3.4 million was associated with the acquisitions, but regardless of the acquisitions we still had a very strong quarter with the core business on a year-over-year basis. So we’re very, very pleased with the results. If you compared EBITDA as a percentage of sales in the reported numbers, you would see 14.8% in ‘02 versus 14.9% in ‘03. On a pro forma basis ‘02 would’ve actually been approximately 13.7%. Because Danvid is a little lower-margin business, when you add in the sales in 2002 you would actually see a lower EBITDA as a percentage of sales. So we’ve really had over a point of margin expansion on a year-over-year basis in EBITDA. So, again, we’re very pleased with the quarter. It was record results for us and it was very much in line with the expectations that we had laid our for you on the previous quarterly call.

In terms of year-to-date results, year-to-date sales have increased from $406.2 million to $442.2 million. This represents an increase of $36 million, which is approximately 9%. Again, as we go down into the cost of goods sold categories of material and direct manufacturing expense, materials we have a positive year-to-date trend, a decline of 40% of sales in 2002 to 39.5% of sales in 2003.

Also, if we were to look at that on a pro forma basis, you would see a decline of 41.3% in 2002 to 39.9% in 2003. So the trends continue to be positive in the material category, as we continue to get larger and exploit our economies of scale and our purchasing power, we continue to drive those costs down.

We have the same trends on a year-to-date basis as we did in the quarter on direct manufacturing expense. We had an increase from 27.2% year to date to 28.3%. That’s consistent with my prior items in terms of insurance costs and some higher labor costs.

On the operating expense side, we continue to do very well there as well. Delivery expense was flat on a year-to-date basis from 6.5% of sales in both ‘02 and ‘03. In the G&A category, on a year-to-date basis, it’s declined from 8.6% of sales to 8.4%, and in the selling expense category we actually picked up about two-tenths of a percent from 6.6% in ‘02 to 6.4% So the trends, really in all categories except for direct manufacturing expense and those costs associated with insurance and labor there, are all positive and we continue to see that through the year-to-date results, as well as the quarterly results.

Again, on interest expense, interest expense declined approximately $1.9 million year over year from $26.9 to $25 million, and in the net income category, net income on a year-to-date basis increased from $10.5 million to $17.8.

Then, finally, in terms of EBITDA for the nine-month period, EBITDA increased approximately $3.9 million, which is 7.2% on a year-over-year basis from $53.9 million in ‘02 to $57.9 million in ‘03. Again, we’ve seen trends there in terms of EBITDA as a percentage of sales. On a reported basis it would actually have a slight decline of 13.3%, down to 13.1%, but on a pro forma basis you would actually see expansion from 12.3% to 12.7%

The results this year include approximately $1.7 million of EBITDA on a year-to-date basis that are included in the ‘03 numbers that are not in the ‘02. So, again, even without the acquisitions, we would’ve grown EBITDA approximately $2.2 million on a year-over-year basis.

Now I’d like to give you just a quick update on the acquisitions that we did earlier in the year. We previously purchased the assets of Miniature Die Casting earlier in the year, as well as the assets of Danvid Window Company. All of the raw material purchases have been converted to Atrium’s lower pricing, which has resulted in very good savings. We’ve also converted all of the aluminum extrusion outsourcing that Danvid was previously doing to our vertically integrated operations, and that’s virtually 100% completed at the end of the quarter.

We also completed the previously discussed acquisition of Aluminum Screen Manufacturing and its affiliates on October 1st. This transaction was valued at $16.5 million. The LTM financial results for Screen were approximately $3.5 million, so the purchase price, on a trailing 12-month basis, is actually less than five times.

Screen is another vertical integration opportunity for us and we’ll continue to internalize some additional volume that we were previously outsourcing to other third parties. The transaction was financed with $6 million from our revolver and $10.5 million from our AR securitization. So the transaction is complete and it’s going very smoothly as we transition it over in the last 30 days or so.

In our previous call we estimated fourth quarter EBITDA of $18.5 to $19.5 million. We are still comfortable with those numbers, although we’re making an adjustment of approximately $500,000 of incremental EBITDA for the Screen acquisition. So we estimate that the estimates for the fourth quarter will be between $19 and $20 million of EBITDA.

So with that, I would now like to turn it over to Eric to provide an overview of the balance sheet highlights, give an overview of the company’s working capital, our debt and liquidity summary, and then I’ll follow that up with an overview of the transaction and we’ll finish with Q&A.

E. Long	Thanks, Jeff. As with each quarterly call, I’d like to take a few minutes and walk through the following financial items: working capital, debt, liquidity, financial covenants, and capital expenditures. In terms of working capital, all working capital amounts that I’m going to speak to exclude Miniature Die Casting and Danvid Window Company.

As of the end of the third quarter, working capital including receivables sold under the AR securitization facility totaled $77.6 million, up from the year-end amount of $58.5 million and the third quarter of ‘02 amount of $63.9 million. It’s important to note that as of the end of September we were still in our peak working capital period, which will continue through the end of October before it begins to decrease and come back down.

Accounts receivable, including retained interest and receivables sold and actual receivables sold of $33.2 million, totaled $64.6 million, up from our year-end balance of $47.4 million and up from $57.4 million at the end of the third quarter of ‘02. Both the dollar and percentage increases in receivables are in line with the sales increase in September of this year over September and December of 2002. Day sales outstanding, or DSO, increased slightly to 38.5 days, up from 38 days at year-end and 38.3 days at the end of the third quarter of 2002.

Excluding Home Depot, which now carries 60-day terms, DSO decreased to 36.1 days from 37.1 days at year-end and 37.7 days at the end of the third quarter of 2002. Inventory totaled $44 million, up from $33.7 million at year-end and up from $38 million at the end of the third quarter of ‘02. Inventory turnover for the last 12 months decreased slightly to 9.5 times from 9.6 times at year-end, but increased from 9 times for the LTM period ended in the third quarter of 2002.

Total debt, excluding amounts borrowed under the AR securitization facility, equaled $293.7 million at the end of the third quarter. Including these amounts borrowed under the AR securitization facility, total debt equaled $326.9 million. Of this amount senior debt totaled $120.5 million. Including amounts advanced under the AR securitization facility, senior debt totaled $153.7 million. It’s important to note that these debt balances are after the $9.1 million borrowed to fund the two acquisitions, which we completed in the first six months of ‘03.

The following is a breakdown of total debt at the end of the third quarter. Term loan A, $2.2 million; term loan B, $54.3 million; term loan C, $63.3 million; capital lease obligations, $700,000; senior sub notes, $173.2. The face amount is $175 million, however, GAAP debt is net of unamortized discount of approximately $1.8 million. Our required principal amortization during ‘03 excluding any voluntary or mandatory prepayments is approximately $1.37 million per quarter or $5.5 million on an annual basis.

prepayments is approximately $1.37 million per quarter or $5.5 million on an annual basis.

In terms of liquidity, total liquidity at the end of the third quarter was $56 million and was made up of cash of $4.1 million, $42.9 million available under our revolving credit facility, net of outstanding letters of credit of $4.1 million, and $9 million available under our AR securitization facility, net of borrowings of $33.2 million, as well as amounts unavailable due to borrowing base limitations of $7.8 million.

As discussed on the second quarter earnings call, we’ve amended our agreement with Bank of Montreal in July to increase the facility size to $50 million. In addition, Bank of Montreal extended liquidity under the facility for another year, which is also the third year of our three-year agreement.

Now I want to walk through the financial covenants. The company is in compliance with all covenants within its credit agreement and indenture. Now I’d like to walk through the covenant levels at the end of the third quarter, as well as what our projections are for the end of the year. These numbers do give pro forma effect for the acquisitions of Miniature Die Casting and Danvid Window Company. However, they do not give pro forma effect for the acquisition of Aluminum Screen, as it was completed on October 1st, the effect of which is pretty insignificant.

The total leverage ratio was 3.9 times. The maximum total leverage ratio per the credit agreement is currently 4.5 times. This requirement will decrease to four times at the end of 2003. We expect to be at around 3.8 times. Including the AR securitization borrowings, the total leverage ratio would have been approximately 4.3 times. Senior leverage ratio was 1.6 times. The maximum senior leverage ratio is 2.5 times. This will actually decrease to 2.25 times at the end of ‘03 and we expect to be at about 1.5 times by year-end. Including the AR securitization borrowings, the senior leverage ratio would’ve been approximately two times. Interest coverage ratio was 2.3 times. The minimum interest coverage ratio is 2 times. This will increase to 2.25 times at the end of ‘03 when we expect to be at about 2.5 times.

One item to note is that we entered into an interest rate swap on approximately $100 million of our senior debt. The swap is substantially out of money that expires in November of this year. After this expires, we expect a reduction in cash interest expense of approximately $5 million a year on an annual basis.

The fixed charge coverage ratio was 1.4 times. The minimum fixed charge coverage ratio is 1.2 times. This will increase to 1.3 times at the end of ‘03 and we expect to be at about 1.6 times. In terms of capital expenditures, capital expenditures for the first three quarters of ‘03 totaled $15.3 million, up from $13.5 million for the same period as the prior year. We anticipate that total capital expenditures for 2003 will be at about $17 million, which is down about half a million from 2002’s amount of $17.5 million. These capital expenditure amounts do not include amounts paid for the acquisitions of Mini Die Casting or Danvid Window Company.

With that, I’ll turn it back over to Jeff.

J. Hull	Thanks, Eric. We’ll wrap up with an overview of the transaction and I’ll try to hit the highlights there in terms of the transaction itself, who Kenner and Company is, as well as the sources and uses and what we expect the credit statistics to look like on a go-forward basis, and then we’ll wrap up with the Q&A.

In terms of an overview of the transaction, Atrium Corporation and its shareholders yesterday signed a definitive purchase and sale agreement to sell 100% of Atrium stock to an investor group led by Kenner and Company and management. We expect the closing to be completed on or about December 10, 2003. Kenner and Company, by background, is a New York-based private equity group that was founded in 1986. Since its formation in 1986, Kenner has completed 12 acquisitions representing almost $3 billion in enterprise value.

All but three of those acquisitions have subsequently been sold, resulting in realized IRRs exceeding 58%. The remaining investments have current IRRs exceeding 45%. Kenner focuses almost exclusively in the building materials sector. The current and past portfolio companies include Therma-Tru doors, which is the largest front-entry door manufacturer in the United States, which is currently a holding of Kenner and Company; Bear Paint, which is one of the largest manufacturers of paint to the home center channel, which was sold to Mascow in 1999; also, BSI Holdings, which is the largest building material installer in the United States, which was also sold to Mascow in 2001.

Kenner has agreed to purchase Atrium from its current shareholders for approximately $1,100 per share, plus the assumption of debt. This will result in approximately $209 million in equity consideration and $403 million in assumed debt and accrued interest as of September 30th. This also is pro forma for the three acquisitions, including Aluminum Screen, which was completed on October 1st.

Kenner will contribute $255 million of new equity to the transaction. The new financing is expected to include a new $190 million senior credit facility with $140 million term loan B and a $50 million undrawn revolver. There will also be a $50 million add-on to the existing senior subordinated notes, a five-year extension of the current $50 million AR securitization, and also the company will convert $8.6 million of current operating leases into capital leases, which will result in $2.1 million of incremental EBITDA.

It’s expected that the existing senior subordinated notes will remain outstanding and we will be soliciting a consent offer to waive the change of control with the bondholders within the next week. The holding company senior pick notes are expected to be retired in full and we also expect a reduction in the annual management fee of approximately $1.8 million.

In terms of sources and uses, I’ll start with the sources, which I predominantly went over just a moment ago, but term loan facility of $140 million, an un-drawn-upon

In terms of sources and uses, I’ll start with the sources, which I predominantly went over just a moment ago, but term loan facility of $140 million, an un-drawn-upon revolving credit facility, $50 million worth of add-on notes, the existing senior subordinated notes of $175 million. We expect to have $30.1 million drawn on our AR securitization at closing. We’ll put $8.6 million worth of capital leases on the balance sheet and reduce the operating lease expense running through the income statement. Then we’ll have equity financing of $255.2 million. So the total sources are $658.9 million.

In terms of uses, the purchase price of the equity will be $208.7 million, refinance of the existing senior facility of $131.3 million, the existing senior sub notes of $175, the existing AR facility of $30.1, refinance of the pick notes of $58.2 million, the conversion of the capital leases of $8.6, the outstanding accrued interest on all of our debt, as of this date, of $9 million, transaction fees of approximately $25 million, and selling expenses of approximately $13 million, which will results in total uses of approximately $658.9 million.

In terms of a pro forma cap table, we expect that $30.1 million of AR securitization to be outstanding at closing, the $140 million of term loan B, $8.6 million of capital leases. This will result in senior debt of approximately $178.6 million, the senior sub notes of $225 million, which will provide total operating company debt of $403.6 million. With the equity of $255.2, again, that will result in total capitalization of $658.9 million. As a percentage of the total, equity will represent approximately 39% of the total cap table.

In terms of pro forma leverage ratios and EBITDA, as of September 30th — and these are basically our current ratios based on our current covenants and the calculation thereof — we have EBITDA of $75.1 million including the Screen acquisition. The senior leverage ratio is approximately 2.0 times. The op co leverage ratio is 4.6. Including the holding company debt, total leverage would approximate 5.1 times.

On a pro forma basis for the transaction we expect LTM EBITDA, as of September 30th, to be $84.5 million. We expect December 31st EBITDA to be approximately $87 million. Senior leverage ratio, as of September, on a pro forma basis, would be 2.1 times. Total operating company leverage would be 4.8 times, and with the elimination of the pick notes, total leverage would also be 4.8 times.

So as you go through the transaction, you can see that there really isn’t a releveraging event going on here. In terms of highlights of the transaction, the new capital structure will have $255 million of new equity coming in and $209 million of equity going out. Certainly that delta will help retire the pick notes, as well as cover all of the transaction expenses, so the releveraging will not be occurring there.

The ratios, in all, should be improving because of the additional EBITDA associated with the reduced management fee, the capital lease conversion and the reduced interest will also help on a free cash flow basis. The total leverage will be reduced by over a quarter of a turn. Senior leverage is basically flat or neutral and cash interest expense will decline substantially, and the pick interest at the hold co will also be eliminated.

As I said before, there will be a substantial EBITDA enhancement from the reduction management fees and the operating lease conversion, which will result in approximately $3.9 million of additional EBITDA to the current stakeholders. There will be a completely un-drawn-upon revolver, except for our letter of credit requirement. Obviously Atrium is at its peak working capital period right now, so we expect ample liquidity for the future and any growth that we need in the future.

There will be a slight increase in the operating company debt from approximately 4.6 times to 4.8, but obviously with the elimination of the holding company debt there will be a total debt reduction from 5.1 times to 4.8. So we’re very, very excited about the transaction. We’ve worked on it for a long period of time. We think Kenner is a great partner. They understand the building materials sector very well and they participated in it for a long period of time. So internally we’re very excited and think it’s a very positive event for everyone.

In terms of an expected timetable, we expect to meet next week with the rating agencies. We will be mailing the consent solicitation for the waiver of the change of control. There aren’t any other requirements in terms of the subnote indenture that would require consent, only a waiver of the change of control, the offer to purchase upon a change of control. We’ll mail that at the beginning of next week. We expect to receive the consent by the end of the second week of November.

We’ll have our lenders presentation the week of November 17th. We expect to have our high-yield conference call and meetings the week of December 1st, receive the lender commitments and the high-yield pricing by the end of the first week in December, and close by December 10th. Again, we’re very excited here. We think it’s a great transaction. It’s keeping the capital structure of Atrium in a very solid position and proving ample liquidity for the future.

So with that, I’ll turn it over to questions and answers.

Moderator	Our first question comes from Robert Manowitz. Please go ahead.

R. Manowitz	I was wondering if you could share with us some of the discussions that you’ve had with Kenner along the way, regarding acquisitions going forward and sort of tolerance to use free cash flow there versus debt repayment.

J. Hull	Certainly we’ve had a number of discussions in terms of what our strategy is going forward. I think some of the benefit that Atrium brings to the table, in terms of acquisitions, is our ability to leverage our purchasing power. At $600 million plus in revenues, we’re one of the largest purchasers of the raw materials that we consume of anybody in the country, so typically, when we’re buying smaller operations, we have an opportunity to leverage down their cost almost day one.

So I think, as we look at that and how we strategize internally is we’ll look to be opportunistic with acquisitions, filling out either distribution channels that we may not have the penetration that we desire or geography where we may not be participating currently, and we probably look for multiples somewhere between five and six times, which are consistent with the multiples that we’ve had in the last year on the three acquisitions that we’ve done.

I think, in terms of how those transactions will be structured, we would expect that the capital structure would stay consistent in terms of the amount of equity. So, as we look to most of those transactions, we’ll look to do them with the combination of both debt and equity consistent with this initial capitalization here.

R. Manowitz	Just one follow-up question, maybe for Eric: I know that when you acquired Danvid it was out of bankruptcy and there was going to be some positive impact to extending the working capital there. Has that fully played through yet or is that something we’ll see in the fourth quarter?

E. Long	Some of it is, definitely, and we’re still continuing to work on that, Rob. I think, as of now, we’ve picked up somewhere around a million to $1.5 million of working capital from extending payables out, but we’ll continue to see a small piece flow through. I think we’ve got the bulk of it . . . .

J. Hull	The only disadvantage there, Rob, is that we’ve internalized all the aluminum extrusion, so some of their volume is actually internal. So we can’t extend inter-company.

Moderator	Our next question is from Michael Kender. Please go ahead.

M. Kender	I was wondering if you could just talk about some of Kenner’s other businesses, if there is any synergy that you see, right out of the box, that can help you guys, particularly the door business. What does that do for you, being part of that same family?

J. Hull	Yes. On the door business, that is their largest current holding. They have two other smaller businesses that are more commercial related, so there is really not as much synergistic activity there. The one thing that’s interesting is we actually are already supplying the door threshold and the aluminum extruded products to Therma-Tru. They’ve been a customer of ours for a number of years, so that’s something that we actually won’t be able to exploit.

I think more than anything is that strategically they understand the sector. A number of people that will sit on our board are also members of Therma-Tru’s board and we’ll be able to lever off of that network and that expertise, and their knowledge of the channel. So we really haven’t baked in any type of cost savings or anything associated there, but I think it’s more an intangible of the knowledge base that we’ll be able to exploit between the two.

Moderator	Our next question is from John Sykes. Please go ahead.

J. Sykes	Just a couple of questions: Can you walk me through the EBITDA number that you gave? I think you mentioned at the end of September 30th it was $75.1. Then pro forma for the deal would be $84.5 and then year-end it would be $87. Could you just kind of bring me up to that number?

J. Hull	When we talk about the reported EBITDA, that would only be for the entities in the period that we’ve owned them this year. So there would be both the pro forma results of those entities for the period we didn’t own them in the current year and also because Screen was completed on October 1st, none of their results are included, and Screen had over $3.5 million worth of EBITDA.

So, I think, when you bridge that you end up with about $75 million on a reported basis. You get about $200,000 for the period that we didn’t own MDC and Danvid. Then you get almost $3.6 million from Screen. We also had a divested operation that we shut down that there is an add-back of approximately $400,000 for, in terms of just shutdown cost. You’ll also have a reduction in the management fee of $1.8 million on a forward basis.

You’ll pick up almost $2.2 million in operating leases. Then there’s about a $1.4 in synergies associated with the acquisition that are basically just purchasing cost savings. So that’ll really bridge you from the reported $75 to the $84.5 as of September, and then the bridge between September and December is just purely the organic growth and the synergies that we’ll get out of those transactions between now and year-end. So that’s amount a $2.5 million pickup there.

J. Sykes	The other question I have: Is management rolling most of what they’re going to get from the sale into the new deal or is some money going to be taken off the table?

J. Hull	Yes. Management is investing 50% of their after-tax proceeds, which is about $3 million. So there is about $3 million being taken off the table and $3 million rolling in the deal.

J. Sykes	How does that filter down? Is that amongst three or four individuals?

J. Hull	Of the $3 million, one million will be mine and then there is about 20 key managers investing the other $2 million. Again, as a rule of thumb, it’s about 50% of the after-tax for each of those individuals.

J. Sykes	Then just one other question, and maybe you can just help me understand this, but in terms of your Home Depot business, is there any risk that that could ultimately – that they could bring product in from China? Is that really a risk to the product that you sell through Home Depot?

J. Hull	Well, I guess a couple of things: I guess you’re probably comparing that to Werner.

J. Sykes	Exactly.

J. Hull	A couple of things in terms of breaking down our volume with Home Depot: Home Depot would be our largest customer, at under 8% of our total sales. So it’s certainly not the same concentration that somebody like Werner has. It’ll be a little less than $55 million this year and the mix is about $8 million of vinyl and the remainder is aluminum windows. The aluminum really stretches from coast to coast across the southern tier of states in the U.S.

The vinyl is predominantly on the West Coast, mainly in southern California. So when you look at aluminum players being able to service the market all the way across the lower tier of states, there is really only one person that can handle that type of volume. If they wanted to slice it up into various regions, they could potentially do that, but the aluminum is not their big growth category and they probably wouldn’t look to do that. It makes more sense to have one-stop shopping there.

In terms of the threat, specifically, of China, our product is a little different in that it has glass associated with it. So shipping that type of a distance is a little more difficult in terms of breakage and things like that.

The other thing is it’s a bulky product that takes up a lot of space. So when you go and look at potentially filling up a container of windows, you typically don’t get enough dollar value on the container to be able to absorb those incremental shipping costs. So there are some factors that create a little more of a barrier to entry on our product than it does some others.

Conversely, we actually take some of our extrusion of profiles, because you can pack enough in a container and ship those from China to here so that we have the lowest cost advantage. Then we do all the fabrication and glazing and distribution in the U.S. So we’re actually able to take advantage of some of those cost savings, but the barrier to entry to actually have finished windows and distribute those across the country is a lot more difficult than some of the other products.

Moderator	Our next question is from Cathy Nolan. Please go ahead.

C. Nolan	If you could, I’d just like to ask you to repeat how you financed the Aluminum Screen acquisition. What was drawn on the revolver and the AR facility for that?

J. Hull	Sure. The total transaction was $16.5 million. There were a few hundred thousand dollars of transaction fees, but not a real large number. Six million of that was taken from the revolving credit facility and $10.5 million was taken from our AR securitization.

Our AR securitization is essentially a borrowing-based facility and we had a lot of unused capacity on that. It’s a very inexpensive cost of funding, because it’s basically LIBOR plus 125. So we took the majority of it off of the AR securitization with the remainder coming off the revolver.

C. Nolan	Now was that done on October 1st, so should we add that amount to the debt balances that you recited for the end of the quarter?

J. Hull	The debt balances that Eric talked about, yes. When I talked about the pro forma cap table, I included it in there.

Moderator	Our next question comes from Kevin Eng. Please go ahead.

K. Eng	I was wondering if you could take us through just the rationale regarding potential refinancing on those 10.5s? It just seems to me, given the current state of the market, those 10.5s, when they become callable next spring and May 1st, you can probably achieve a better rate. Is that what you’re anticipating? Is that your anticipated course of action?

J. Hull	I don’t think we have the specific plan to take them out in May of ‘04. We would certainly look at that. I think the market, based on where the bonds are trading today, would certainly provide a coupon that’s much lower. I think, to facilitate this transaction, what we’re looking at currently is to ask for a consent to waive the change of control. The bonds are trading well above the 101 put that would be offered in the change of control. It makes more sense to complete this transaction first and potentially look at that later.

K. Eng	So it’s something you are considering?

J. Hull	It’s something we would consider all the time. We look at that all the time and anticipate what the market is doing and what our options are. So, I think, once that call period kicks in, which is the fifth year, we’ll probably visit that continuously.

Moderator	We have a question from Larry Clark. Please go ahead.

L. Clark	Congratulations, Jeff — great price. A couple of questions: Can you give us an idea of what you think you’re going to spend cap ex in 2004?

J. Hull	In 2004, I think we have put about $17 to $18 million in our model for regular cap ex. That includes both maintenance, as well as discretionary. Then basically we’ve factored into our model of potentially doing some small tuck-ins along the way. Those could be anywhere from $5 to $7 million. So we’ll have enough room in terms of covenants to do somewhere around 24 to 25, but our routine cap ex, similar to what we’ve done on a historical basis, will be in the $17 million range.

L. Clark	If you’re going to be at a run rate of $87 million of EBITDA, what kind of cash taxes can we expect you to pay in 2004, assuming it’s $87? I imagine you were expecting it to beat that number, but let’s just use the $87.

J. Hull	Yes. We still will have an NOL that will carry forward. Because of the change in control, there will be some limitation on that. So we won’t be able to capture it as fast as we’ve historically been capturing it.

E. Long	Larry, I would estimate that after this, because of the limitation that we have, which is about a $4 million limitation, we’re probably going to have still some more — we’ll probably end up paying somewhere between $4 and $5 million worth of taxes going forward.

L. Clark	Okay. So it still looks like you’re going to generate some pretty good free cash flow and it sounds like you’re going to use those for tuck-in acquisitions, buying things at multiples less than eight times obviously.

J. Hull	I think there certainly will be substantial free cash flow. It’ll likely exceed $30 million a year. I don’t think that we’re going to be focused exclusively on the acquisition front. I think we’ll be, again, opportunistic. So this year we did three transactions. We did none last year. So if the right transaction doesn’t come along, we’re not looking to just do transactions and that free cash flow will just be funneled to debt reduction.

L. Clark	But how does your sponsor, your new owner, expect to make money with putting that much of a down payment with the internal rate of return requirements? I imagine they are expecting some pretty good growth on the EBITDA line.

J. Hull	Yes. EBITDA growth will be approximately 10% to 11%, but primarily what we’re focusing on is we are going to internalize some of the current outsourced vinyl extrusion, which has some pretty substantial savings. We’re also looking at some partnerships with some of the big builders and some installation people, and we think that we can grow organically and in-source some of the vinyl extrusion and still produce pretty acceptable returns.

Again, we will try to be opportunistic on the acquisition front and we will try to buy them at reasonable multiples and apply our purchasing power to get those multiples down very quickly. But it’s not an issue where we’re going to force ourselves to do transactions to produce the returns, because we can produce the returns without being forced to do the acquisitions.

Moderator	Mr. Hull, there are no further questions at this time. Please continue.

J. Hull	Well, I’d like to thank everybody for joining us. Certainly there will be follow-up questions and, as everybody absorbs the data, we’ll be more than happy to fill in the gaps. We’re very excited about the transaction. Probably, more importantly, we’re excited that the company is performing very well. This was a big quarter for us.

I think, when we talked in the second quarter, we talked about some pretty heavy growth rates and EBITDA production and I think we talked about a range of $24 million at the high end and we actually had approximately $24.8 million. So we feel like things are going very well. The business is running well.

We’ve been optimizing the balance sheet for a pretty long period of time here and producing very solid income statement results. So we are pleased with both the company’s performance, as well as having a very solid partner in Kenner and Company, and the rest of the investor group. We’re looking forward to it.

So thank you to everybody and please follow up with any questions you have to myself or Eric.

Moderator	Ladies and gentlemen, that does conclude our conference for today. Thank you for your participation and for using AT&T Executive Teleconference. You may now disconnect.